Exhibit 10.3

RESOLUTIONS OF THE BENEFIT PLAN REVIEW COMMITTEE

OF OLIN CORPORATION

(adopted May 1, 2001)

RESOLVED, that, upon his retirement, Mr. Ruggiero’s lump sum benefit shall be calculated in accordance with Section 4.4(b)(ii) of the Plan, using the discount rate provided therein determined approximately at the time of the lump sum payment of the accumulated benefit unless such discount rate is higher than the weighted average of the discount rates on October 31 of each year beginning with the year 1998 and ending on the October 31st preceding the date of the actual lump sum payment, in which case such weighted average shall be used to determine the lump sum benefits. The determination of the weighted average discount rate should be weighted by the amount of the distributions that would have otherwise been made had Mr. Ruggiero received annual distributions beginning on October 31, 1998; and

RESOLVED FURTHER, that should Mr. Ruggiero die prior to retirement from the Company, his spouse, or his estate should his spouse predecease him, shall be entitled to payment of the same lump sum benefit to which he would have been entitled had he instead retired on the date of his death. Should Mr. Ruggiero die after retiring from the Company, but prior to receipt of his lump sum benefit, his spouse, or his estate should his spouse predecease him, shall be entitled to the same lump sum benefit as would have otherwise been paid to Mr. Ruggiero had he received such payment on the date of his death. In either event, such lump sum benefit shall be calculated in the same manner as described in the preceding section and such payment shall be made as soon as administratively feasible; and

RESOLVED FURTHER, that Mr. Ruggiero be paid his accumulated benefit under the Plan in a lump sum effective as soon as administratively feasible immediately following the close of the taxable year in which Mr. Ruggiero actually retires. Mr. Ruggiero shall receive regular monthly benefits, as described in the Plan, until the lump sum payment of his accumulated benefit is made. The amount of the lump sum payment will reflect the payment of any monthly benefits; and

RESOLVED FURTHER, that, inasmuch as Mr. Ruggiero is not now seeking payment of any accumulated benefits in good faith reliance on the promise of the Committee to pay such benefits upon his actual retirement as hereinbefore provided, the obligations of the Committee to make payment in accordance with the foregoing resolutions shall be binding on any successor Plan Administrator and all successor members of any Plan Administrative Committee.

RESOLUTIONS OF THE BENEFIT PLAN REVIEW COMMITTEE

OF OLIN CORPORATION

(adopted April 24, 2002)

RESOLVED, that, upon his retirement, Mr. Ruggiero be paid his accumulated benefit under the Plan in a lump sum effective as soon as administratively feasible immediately following his retirement. Such lump sum payment will represent payment in full of the benefits to which Mr. Ruggiero will be entitled from the Plan.

RESOLVED FURTHER, that inasmuch as Mr. Ruggiero is not now seeking payment of any accumulated benefits in good faith reliance on the promise of the Committee to pay such benefits upon his actual retirement as hereinbefore provided, the obligations of the Committee to make payment in accordance with the foregoing resolutions shall be binding on any successor Plan Administrator and all successor members of a Plan Administrative Committee.